Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2012, with respect to the consolidated financial statements and schedules of Dynegy Inc., included in, and our report dated March 8, 2012, with respect to the effectiveness of internal control over financial reporting of Dynegy Inc. incorporated by reference in, the Registration Statement (Form S-1) and related Prospectus of Dynegy Inc. for the registration of 32,931,493 shares of its common stock.

/s/ Ernst & Young LLP
Houston, Texas
December 10, 2012